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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information of the AllianceBernstein Ovation Variable Annuity, which constitutes part of this Registration Statement on Form N-4 for FS Variable Annuity Account Nine of First SunAmerica Life Insurance Company of our report dated April 15, 2005, relating to the financial statements of First SunAmerica Life Insurance Company at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and our report dated March 31, 2005, relating to the financial statements of FS Variable Annuity Account Nine at December 31, 2004, and for the period from December 30, 2004 (inception) to December 31, 2004. We also consent to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.

PricewaterhouseCoopers LLP
Los Angeles, California
April 25, 2005